Exhibit 10.1

Employment Agreement – Michael Bingham

April 10, 2006

EMPLOYMENT AGREEMENT

between

PEAK INTERNATIONAL LIMITED

and

MICHAEL BINGHAM

Term: April 10, 2006 to May 31, 2007

Employment Agreement – Michael Bingham

April 10, 2006

THIS AGREEMENT is made this 10th day of April, 2006 between PEAK INTERNATIONAL LIMITED, a company incorporated in Bermuda, with its principal office at 38507 Cherry Street, Newark, CA 94560 (the “Company”); and Michael Bingham, residing at 8071 Erb Way, Tracy, CA 95304 (the “Employee”).

The parties agree as follows:

1.	EMPLOYMENT

1.1.	Employee shall be employed as Senior Vice President, Sales.

2.	PAYMENT UPON TERMINATION OF EMPLOYMENT

2.1.	The term (“Term”) of this Agreement shall commence on April 10, 2006 and shall remain in effect until the earlier of (a) May 31, 2007 or (b) until terminated as hereinafter provided.

2.2.	Employee shall be paid a monthly salary of US$13,500.00 plus a half month’s bonus and a 13th month bonus of one month’s pay if employee is employed by the Company on the date the Company shall elect to pay such half month and 13th month bonuses in Hong Kong. In the first year, any such bonus shall be prorated based on a fraction the numerator of which is the number of days of employment by the Company during the prior 365 days and the denominator of which is 365.

2.3.	Employee shall be paid the cost of reasonable housing in Hong Kong in an amount not to exceed US$5,500 per month, or, at the Company’s option, the provision of housing in lieu of such living allowance.

2.4.	Employee shall be entitled to fly business class on for all air flights over five hours in length for travel on Company business during his employment with the Company.

2.5.	Employee shall be responsible for and shall pay all income, sales, real estate, vat, duties, and other taxes of every nature whatsoever without any form of assistance or contribution from the Company.

2.6.	Employee shall be based in Hong Kong and shall be entitled to participate in all Company benefit plans in effect in its Hong Kong subsidiary, Peak Plastics and Metal Products (International) Limited, during the term of his employment with the Company or any subsidiary of the Company.

2.7.

Subject to clauses 2.9 and 4, the Employee shall be entitled to a lump-sum payment in an amount equal to the greater of (a)US$40,500 or (b) 3 months base salary at the rate in effect at the time of termination, and any accrued but unused

Employment Agreement – Michael Bingham

April 10, 2006

vacation pay (the “Termination Payment”) within 15 days of receipt of the general release attached hereto as Appendix I; and all of Employee’s stock options which would have vested within 18 months of the date of termination of employment shall immediately vest in full and be fully exercisable for a period of one year from such date of termination of employment.

2.8.	The Termination Payment shall be in full and final settlement of any rights, payments or benefits to which the Employee is entitled under any other agreement or arrangement pursuant to which he is employed by the Company or any of its subsidiaries or affiliates other than:

2.8.1.	benefits pursuant to any life, disability, health, or other insurance policy or benefit plan provided by the Company or any of its subsidiaries to which Employee was a beneficiary on the date of termination of Employee’s employment; and

2.8.2.	stock options issued to Employee pursuant to any stock option plan of the Company.

2.9.	The Employee shall not be entitled to the Termination Payment when employment is terminated in any of the following circumstances (the Employee being entitled, in such circumstances, only to payment for accrued and unused vacation, any payments to which he is otherwise entitled pursuant to life, disability, health or other insurance plan, and to exercise any stock option to the extent otherwise vested and exercisable under the terms of such plan and stock option agreements):

2.9.1.	the conviction of the Employee of a felony involving dishonesty;

2.9.2.	termination of the Employee for Good Cause. “Good Cause” shall mean (i) Employee’s conviction of or guilty plea to the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, (ii) action by the Employee involving personal dishonesty (including without limitation any failure to declare or pay income taxes in any jurisdiction in which Employee shall be obligated to report income and/or to pay such taxes), theft or fraud in connection with the Employee’s duties as an officer of the Company, or (iii) a breach of any one or more material terms of this Agreement (including but not limited to the confidentiality and non-solicitation provisions contained herein.)

2.9.3.	any material breach by the Employee of the terms of this Agreement that the Employee has failed to cure within 10 days of receipt of written notice of such breach from the Company;

2.9.4.	the death of the Employee;

Employment Agreement – Michael Bingham

April 10, 2006

2.9.5.	the inability of the Employee due to ill health or physical or mental condition to perform his duties and responsibilities in the ordinary and usual manner required of a person in the Employee’s position for 90 days in any six month period;

2.9.6.	the resignation by the Employee, except if such resignation is the result of a reduction by the Company of the Employee’s base salary to less than $182,250 per year.

3.	CHANGE IN CONTROL

3.1.	“Change in Control” of the Company means any transaction or series of transactions in which any of the following occurs:

3.1.1.	the acquisition by any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or by the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities,

3.1.2.	the consummation of a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or

3.1.3.	the consummation of a plan of complete liquidation of the Company or of the sale or disposition by the Company of all or substantially all of the Company’s assets.

3.2.	In the event Employee’s employment with the Company is terminated in anticipation of or within two years following a Change of Control (i) by the Company without Good Cause or (ii) by Employee with Good Reason (as defined above), then, in addition to the payments in Paragraph 2.5, above, all of Employee’s stock options shall immediately vest in full and be fully exercisable for a period of one year from the date of Employee’s termination of employment.

Employment Agreement – Michael Bingham

April 10, 2006

4.	LIMITATION ON PAYMENTS

In the event that the payments to Employee under this Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 3, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar or successor provision, then the payments shall be reduced to such lesser amount that would result in no portion of the payments being subject to excise tax under Section 4999 of the Internal Revenue Code. Any determination required under this Section 3 shall be made by the Company’s independent accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.

5.	CONFIDENTIALITY

5.1.	The Employee understands that by virtue of the Employment, the Employee has been and will be exposed to confidential information, including all ideas, information and materials, tangible or intangible, relating to the business of the Company and its subsidiaries, their personnel (including their officers, directors, shareholders, trustees, agents, employees and contractors), their customers, clients, vendors, suppliers, distributors, consultants, and others with whom the Company and its subsidiaries do business (“Confidential Information”).

5.2.	The Employee agrees not to disclose any Confidential Information obtained during the Employment for a period of 12 months after the termination of the Employment and thereafter not to disclose the same unless the proposed recipient of the Confidential Information has entered into an undertaking with the Companyto keep the same confidential on terms no less exacting than those set out herein; and provided always that the Employee shall not be obliged to keep confidential any Confidential Information required to be disclosed as a matter of law or to the extent that it becomes generally known to the public other than as a result of any breach by the Employee of the terms herein.

5.3.	The Employee covenants and undertakes that after the termination of the Employment, the Employee

5.3.1.	shall not for a period of 12 months after the termination of the Employment use any Confidential Information for any purpose;

5.3.2.	shall not destroy, retain or take with the Employee any Confidential Information in a tangible form, which includes ideas, information or materials in written or graphic form, on a computer disc or other medium, or otherwise stored in or available through electronic or other form (“Tangible Form”); and

Employment Agreement – Michael Bingham

April 10, 2006

5.3.3.	shall immediately deliver to the Company any Confidential Information in a Tangible Form that the Employee may then or thereafter hold or control, as well as all other property, equipment, documents or things that the Employee was issued or otherwise received or obtained during the Employment.

6.	RESTRICTIVE COVENANTS

6.1.	The Employee covenants and undertakes that for a period of 12 months following the termination of the Employment for any reason, the Employee shall not:

6.2.	directly or indirectly induce any person who is an employee of the Company (or any of its subsidiaries) to terminate his or her employment with the Company (or any of its subsidiaries), whether or not such termination constitutes a breach of that person’s employment contract;

6.3.	directly or indirectly solicit the customer or business of any person who, as at the date of termination of the Employment, is (or, within the preceding period of 12 months, was) a client or customer of the Company or its subsidiaries, with the intention or for the purpose of supplying (or procuring the supply of) precision engineered packing materials; or

6.4.	directly or indirectly and whether on his own account or on account of any future employer, partner or associate, compete with the Company or otherwise engage in or provide services related to the precision engineered semiconductor packing business (including, without limitation, the business of collecting and recycling semiconductor packing material) in Hong Kong, Singapore, Malaysia or the United States of America.

7.	RELEASE

7.1.	In consideration of, and as an express condition precedent to, the Company’s obligation to make the Termination Payment, the Employee shall sign and deliver to the Company a General Release in the form attached hereto as Appendix 1.

7.2.	The Company shall not be obliged to make the Termination Payment in the event that the General Release is not signed and delivered to the Company following termination of the Employment. If the Employee shall fail to sign and to deliver the General Release to the Company within 15 days of receipt of notice from the Company requesting it, then, in such event, the Company shall be released of its duties and obligations under this Agreement and the Employee shall waive or cause to be waived any claims that the Employee may have under this Agreement.

Employment Agreement – Michael Bingham

April 10, 2006

8.	ASSIGNMENT

8.1.	The rights and obligations under this Agreement shall inure to and be binding upon the parties hereto and their respective heirs, successors and assigns.

9.	NOTICES

9.1.	All notices and other communications provided for hereunder must be in writing and must be sent by courier to the party’s address indicated above or to such other address as may be designated by a party by notice.

9.2.	Notices hereunder shall be effective when delivered.

10.	MISCELLANEOUS

10.1.	This Agreement shall supersede any and all prior written or oral agreements and discussions between the Employee and the Company regarding the subject matter hereof and this Agreement contains the entire understanding of the parties in respect of the subject matter hereof.

10.2.	If any of the restrictions contained in this Agreement shall be void or unenforceable, then the remainder of this Agreement shall be enforced to the fullest extent permitted by law.

10.3.	This Agreement is made in and shall be governed by and construed in accordance with the laws of the state of California.

11.	DISPUTES

Any dispute hereunder shall be settled by binding arbitration in Alameda County, CA in the English language before a single arbitrator pursuant to the rules of the American Arbitration Association. Each party shall bear its own legal fees and costs. The cost of arbitration shall be paid by the Company.

12.	CODE OF ETHICS

The Code of Ethics of the Company is attached hereto as Appendix II. Employee agrees to abide by the Code of Ethics, as presently in force and as amended from time to time hereafter, during his employment with the Company.

Employment Agreement – Michael Bingham

April 10, 2006

13.	Survival

13.1.	Sections 2, 3, 4, 5, 6, 7, 9, 10, and 11 shall survive the termination of this Agreement.

14.	This Agreement supersedes all prior agreements between the Company and the Employee regarding the subject matter hereof.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement the day and year first above written.

/s/ Michael Bingham
Michael Bingham

By	/s/ Dean Personne
Dean Personne, President
duly authorized for and on behalf of
PEAK INTERNATIONAL LIMITED

Employment Agreement – Michael Bingham

April 10, 2006

APPENDIX I

GENERAL RELEASE

[Insert Date]

I, Michael Bingham, hereby release Peak International Limited (the “Company”) of certain duties and obligations and waive any rights or remedies that I may have against the Company as provided in this letter. This letter is delivered pursuant to the Employment Agreement entered into between the Company and me dated April 10, 2006 (the “Employment Agreement”).

In consideration of the promises and mutual covenants contained in the Employment Agreement, and for good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, I hereby:

1.	release and discharge the Company and its subsidiaries, and each of their respective past and present officers, directors, shareholders, managers, employees and agents, and their respective successors and assigns (collectively the “Released Parties”), from any and all claims or demands, that I may have, whether past, present or future, against the Released Parties, statutory or otherwise, to the fullest extent permissible by law; and

2.	waive the obligations, duties and liabilities that the Company may have, whether past, present or future, statutory or otherwise, to the fullest extent permissible by law; arising out of or relating in any way to my employment with or termination of my employment with the Company.

This letter shall be governed by, subject to and construed and enforced pursuant to the terms and conditions of the Employment Agreement.

Michael Bingham